Exhibit 3.1
CERTIFICATE OF AMENDMENT NO. 4
TO THE RESTATED CERTIFICATE OF INCORPORATION OF
AVANTAX, INC.
    Avantax, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:
    1.    Article 10 of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:
ARTICLE 10. LIMITATION OF LIABILITY
To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors and officers, no director or officer of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.
    2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this fourth day of May, 2023.

AVANTAX, INC.

By	/s/ Christopher Walters
Name	Christopher Walters
Title	President and Chief Executive Officer